EXHIBIT 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Dennis Bowe
Vice President and
Chief Financial Officer
414-247-3399
www.strattec.com

STRATTEC SECURITY CORPORATION

REPORTS FISCAL 2023 THIRD QUARTER

OPERATING RESULTS

Milwaukee, Wisconsin – April 27, 2023 -- STRATTEC SECURITY CORPORATION (“STRATTEC” or the “Company”) (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended April 2, 2023.

Net sales for the third quarter ended April 2, 2023 were $127.2 million, compared to net sales of $115.9 million for the third quarter ended March 27, 2022. Net loss was $2.3 million in the current year third quarter, compared to net income of $3.1 million in the prior year third quarter.  Diluted loss per share for the current year third quarter was $0.57 compared to diluted earnings per share of $0.80 in the prior year third quarter.

For the nine months ended April 2, 2023, the Company’s net sales were $360.7 million compared to net sales of $329.2 million in the prior year nine-month period.  Net loss during the current year nine-month period was $4.0 million compared to a net income of $6.6 million during the prior year nine-month period. Diluted loss per share was $1.01 during the nine-month period ended April 2, 2023 compared to diluted earnings per share of $1.70 during the nine-month period ended March 27, 2022.

Profitability for both the current year quarter and for the nine-month period ended April 2, 2023 was negatively impacted by higher inflationary costs for materials, labor and shipping compared with that for the respective prior year periods more than offsetting the higher sales effect.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	April 2, 2023	March 27, 2022

General Motors Company	$37.5	$34.7
Ford Motor Company	23.3	19.2
Stellantis	21.6	23.0
Tier 1 Customers	19.8	15.3
Commercial and Other OEM Customers	13.8	16.5
Hyundai / Kia	11.2	7.2
TOTAL	$127.2	$115.9

The quarter-over-quarter sales increase of $11.2 million was due to improved global semiconductor chip availability in the current year quarter relative to the prior year quarter, which positively impacted sales to General Motors Company, Ford Motor Company, Hyundai / Kia and Tier 1 Customers.  Specifically, sales growth to General Motors Company in the current year quarter was attributed to higher production volumes of their GM and Chevrolet pickup trucks and SUVs for which we supply components. Increased sales to Ford Motor Company in the current year quarter were due to higher production volumes of their pickup trucks for which we supply components.  And sales to Hyundai / Kia increased in the current year quarter due to higher production levels of their minivan.

The decrease in sales to Stellantis resulted primarily from its plant shutdowns in the current year quarter, which reduced production volumes compared to the prior year quarter.  Sales to Commercial and Other OEM Customers, which are comprised of aftermarket products and vehicle access control products, such as latches, fobs, driver controls and door handles, declined in the current year quarter as compared to the prior year quarter due to the allocation of available semiconductor chips toward the production of components for production vehicles, rather than these aftermarket products.

Gross Profit margins declined to 7.9% in the current year quarter compared to 12.6% in the prior year quarter primarily due to higher cost of purchased materials, increased costs in our Mexican operations related to the mandatory minimum wage increase enacted by the Mexican Government effective January 1, 2023, and an unfavorable average U.S. dollar / Mexican Peso exchange rate between quarters.  Additionally, the current year quarter includes a $1.3 million warranty provision associated with a customer’s specific warranty claim involving our product.

Engineering, Selling and Administrative expenses increased $1.2 million in the current year quarter compared with the prior year quarter primarily due to higher outside expenditures on new product development associated with utilizing third party vendors for a portion of our development work.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	April 2, 2023	March 27, 2022

Equity Earnings of VAST LLC Joint Venture	$819	$577
Net Foreign Currency Transaction (Loss)	(1,125)	470
Other	(98)	(188)
	$(404)	$859

The equity earnings of VAST LLC in the current year quarter compared to the prior year quarter were higher due to improved profitability in VAST China.

Frank Krejci President and CEO commented: “This quarter has proved to be another challenging one.  Although shipping volumes improved from the previous quarter and we began to see modest relief in the cost of raw materials, the inflationary pressure from our suppliers continued to escalate.

Additionally, effective January 1 we began to feel the impact of a significant government mandated wage increase in Mexico.  And while the U.S. dollar remained strong in much of the world, it has continued to weaken against the Mexican peso which put further pressure on our profitability.

As we look to the near future, the team is hard at work preparing the launch of new business with more favorable margins, and we continue to find ways to improve operational efficiencies, including vertical integration opportunities.  We expect both to benefit our bottom line in the short and the long term.

Raising prices remains challenging due to long term contracts with our customers.  While serious discussions continue with our customers on obtaining price concessions, the results to date have had limited financial benefit.

Our team continues to focus on securing price increases, implementing efficiency improvements, launching significant new business won over the last two years and pursuing new business with a heightened focus on Electric Vehicle opportunities.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power liftgate systems, power tailgate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reaction to same from foreign countries, the volume and scope of product returns or customer cost reimbursement actions, adverse business and operational issues resulting from semiconductor chip supply shortages and the coronavirus (COVID-19) pandemic and costs of operations (including fluctuations in the cost, and factors impacting the availability, of necessary raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	April 2, 2023	March 27, 2022	April 2, 2023	March 27, 2022

Net Sales	$127,183	$115,943	$360,727	$329,192

Cost of Goods Sold	117,182	101,305	330,843	287,072

Gross Profit	10,001	14,638	29,884	42,120

Engineering, Selling & Administrative Expenses	12,485	11,261	37,266	34,683

(Loss) Income from Operations	(2,484)	3,377	(7,382)	7,437

Interest Expense	(266)	(54)	(591)	(159)

Other (Expense) Income, net	(404)	859	470	1,249

(Loss) Income Before Provision for Income Taxes and Non- Controlling Interest	(3,154)	4,182	(7,503)	8,527

Provision (Benefit) for Income Taxes	133	50	(1,638)	339

Net (Loss) Income	(3,287)	4,132	(5,865)	8,188

Net (Loss) Income Attributable to Non-Controlling Interest	(1,031)	989	(1,895)	1,556

Net (Loss) Income Attributable to STRATTEC SECURITY CORPORATION	$(2,256)	$3,143	$(3,970)	$6,632

(Loss) Earnings Per Share:
Basic	$(0.57)	$0.81	$(1.01)	$1.72
Diluted	$(0.57)	$0.80	$(1.01)	$1.70

Average Basic Shares Outstanding	3,928	3,871	3,918	3,856

Average Diluted Shares Outstanding	3,928	3,916	3,918	3,906

Other
Capital Expenditures	$4,247	$4,045	$13,724	$9,407
Depreciation	$4,347	$4,756	$13,145	$14,724

STRATTEC SECURITY CORPORATION
Condensed Balance Sheet Data
(In Thousands)
(Unaudited)

	April 2, 2023	July 3, 2022

ASSETS
Current Assets:
Cash and Cash Equivalents	$12,086	$8,774
Receivables, net	83,581	75,827
Inventories, net	69,615	80,482
Customer Tooling in Progress, net	20,516	10,828
Other Current Assets	21,227	12,321
Total Current Assets	207,025	188,232
Investment in Joint Ventures	27,773	26,654
Other Long-term Assets	12,565	12,519
Property, Plant and Equipment, net	94,035	91,729
	$341,398	$319,134

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$48,546	$43,950
Other	47,034	37,579
Total Current Liabilities	95,580	81,529
Accrued Pension and Postretirement Obligations	2,543	2,588
Borrowings Under Credit Facility	21,000	11,000
Other Long-term Liabilities	3,802	4,070
Shareholders’ Equity	339,863	342,568
Accumulated Other Comprehensive Loss	(16,572)	(18,588)
Less: Treasury Stock	(135,542)	(135,580)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	187,749	188,400
Non-Controlling Interest	30,724	31,547
Total Shareholders’ Equity	218,473	219,947
	$341,398	$319,134

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	April 2, 2023	March 27, 2022	April 2, 2023	March 27, 2022

Cash Flows from Operating Activities:
Net (Loss) Income	$(3,287)	$4,132	$(5,865)	$8,188
Adjustments to Reconcile Net (Loss) Income to
Cash (Used In) Provided by Operating Activities:
Depreciation	4,347	4,756	13,145	14,724
Equity Earnings in Joint Ventures	(819)	(577)	(1,934)	(941)
Foreign Currency Transaction Loss	1,529	319	2,114	76
Unrealized Loss (Gain) on Peso Forward Contracts	70	(724)	93	(500)
Stock Based Compensation Expense	265	239	1,139	873
Change in Operating Assets/Liabilities	(3,665)	3,439	(1,767)	(11,151)
Other, net	337	181	587	514

Net Cash (Used In) Provided by Operating Activities	(1,223)	11,765	7,512	11,783
Cash Flows from Investing Activities:
Investment in Joint Ventures	(133)	(75)	(237)	(75)
Additions to Property, Plant & Equipment	(4,247)	(4,045)	(13,724)	(9,407)
Proceeds on Sales of Property, Plant & Equipment	11	-	15	-

Net Cash Used in Investing Activities	(4,369)	(4,120)	(13,946)	(9,482)
Cash Flows from Financing Activities:
Borrowings on Line of Credit Facility	4,000	3,000	13,000	11,000
Payments on Line of Credit Facility	-	(8,000)	(3,000)	(11,000)
Dividends Paid to Non-Controlling Interest of Subsidiary	-	(600)	(600)	(1,200)
Exercise of Stock Options and Employee Stock Purchases	18	245	164	884

Net Cash Provided by (Used In) Financing Activities	4,018	(5,355)	9,564	(316)
Effect of Foreign Currency Fluctuations on Cash	82	98	182	9
Net (Decrease) Increase in Cash & Cash Equivalents	(1,492)	2,388	3,312	1,994
Cash & Cash Equivalents:
Beginning of Period	13,578	14,071	8,774	14,465
End of Period	$12,086	$16,459	$12,086	$16,459